NINETEENTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT

THIS NINETEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into on September 27, 2011, by and among SMF Energy Corporation, a Delaware corporation and successor-by-merger to Streicher Mobile Fueling, Inc., a Florida corporation ("SMF"); SMF Services, Inc., a Delaware corporation ("SSI"); H & W Petroleum Company, Inc., a Texas corporation ("H & W" and, together with SMF and SSI, each a "Co-Borrower" and collectively, "Borrower"); and Wells Fargo Bank, National Association, a national banking association and successor by merger to Wachovia Bank, National Association ("Lender").

R E C I T A L S

A.           Borrower and Lender are parties to that certain Loan and Security Agreement dated September 26, 2002 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement").  The Obligations under (and as defined in) the Loan Agreement are guaranteed by Streicher Realty, Inc., a Florida corporation ("Guarantor").

B.           The parties hereto desire to amend the Loan Agreement upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

2.           Subject to the satisfaction of each of the conditions precedent set forth in this Amendment, the Loan Agreement is hereby amended as follows:

(a)           By deleting the definition of "Applicable Margin" contained in Section 1.3 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.3           "Applicable Margin" shall mean (a) during the period commencing on the Nineteenth Amendment Date and ending on the last day of the month in which Lender receives and reviews the monthly financial statements and compliance certificate required to be delivered by Borrower pursuant to Section 9.6(a) of this Agreement for the month ending on September 30, 2011, (i) as to all Revolving Loans that are Prime Rate Loans, one and one quarter percent (1.25%), (ii) as to all Term Loans that are Prime Rate Loans, one and one-half percent (1.50%), (iii) as to all Revolving Loans that are LMIR Loans, two and one quarter percent (2.25%), and (iv) as to all Term Loans that are LMIR Loans, two and one-half percent (2.50%); and (b) commencing on the first day of the month immediately following the month in which Lender receives and reviews the monthly financial statements and compliance certificate required to be delivered by Borrower pursuant to Section 9.6(a) of this Agreement for the month ending on September 30, 2011, as to all Loans, the Applicable Margin determined on a quarterly basis according to the performance of Borrower as measured by the Fixed Charge Coverage Ratio, for the period of four (4) fiscal quarters ended on the last day of the fiscal quarter immediately preceding the applicable Adjustment Date (as defined below), as follows:

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGIN
	Prime Rate Loans		LMIR Loans
	Revolving Loans	Term Loan	Revolving Loans	Term Loan
Less than or equal to 1.3 to 1.0	2.00%	2.25%	3.00%	3.25%
Greater than 1.3 to 1.0, but less than 1.9 to 1.0	1.25%	1.50%	2.25%	2.50%
Greater than or equal to 1.9 to 1.0	1.00%	1.25%	2.00%	2.25%

; provided that (i) the Applicable Margin shall thereafter be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrower as measured by the Fixed Charge Coverage Ratio as of the last day of the fiscal quarter immediately preceding the applicable Adjustment Date, for the period of four (4) fiscal quarters ended on the last day of the fiscal quarter immediately preceding the applicable Adjustment Date; (ii) except as set forth in clause (iii) below, any increase or reduction in the Applicable Margin provided for in this subsection (b) shall be effective on the first day of the month immediately following Lender's receipt and review of the applicable financial statements and corresponding compliance certificate (each, an "Adjustment Date"); (iii) if the financial statements and the corresponding compliance certificate of Borrower setting forth the Fixed Charge Coverage Ratio are not received by Lender on or prior to the date required pursuant to Section 9.6(a) of this Agreement, then the Applicable Margin shall be determined as if the Fixed Charge Coverage Ratio is less than 1.3 to 1.0 (without regard to the actual Fixed Charge Coverage Ratio) until such time as such financial statements and compliance certificate are received by Lender and any Event of Default resulting from Borrower's failure to timely deliver such financial statements or compliance certificate is waived in writing by Lender; (iv) on each date that the Default Rate accrues on any Loans, the Applicable Margin on such date for such Loans shall be determined as if the Fixed Charge Coverage Ratio is less than 1.3 to 1.0 (without regard to the actual Fixed Charge Coverage Ratio); (v) for the final fiscal quarter of any fiscal year, Borrower may provide the monthly unaudited financial statements of Borrower required under Section 9.6(a) of this Agreement for the purpose of determining the Applicable Margin; however, if, upon delivery of the annual audited financial statements required to be submitted by Borrower to Lender pursuant to Section 9.6(a) of this Agreement, Borrower has not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the final fiscal quarter of the fiscal year then ended, then (x) such Applicable Margin reduction shall be terminated and, effective on the first day of the month immediately following the month in which Lender receives and reviews such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had not been implemented based upon the monthly unaudited financial statements of Borrower for the final fiscal quarter of the fiscal year then ended, and (y) Borrower shall pay to Lender, on demand, the amount equal to the difference between the amount of interest and fees that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest and fees actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the monthly unaudited financial statements for the final fiscal quarter of the fiscal year then ended.

(b)           By deleting the parenthetical at the end of subclause (b)(i) of the definition of "Excess Availability" contained in Section 1.27 of the Loan Agreement in its entirety immediately following the word "Obligations" and by substituting in lieu thereof the following:

(but not including for this purpose the then outstanding principal amount of the Term Loan and the then outstanding principal amount of the Real Estate Term Loan)

(c)           By deleting the definition of "Fixed Charges" contained in Section 1.29A of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.29A           "Fixed Charges" shall mean, with respect to any period, the sum, calculated for Borrower and its Subsidiaries on a consolidated basis, of the following, without duplication: (a) all Interest Charges paid in cash during such period, plus (b) all principal payments of Indebtedness for borrowed money (for this purpose including, without limitation, regularly scheduled repayments of the Term Loan and the Real Estate Term Loan but excluding any prepayments of the Term Loan required by Section 7.4(b), any prepayments of the Real Estate Term Loan required by Section 2.4(c) and any repayments of the Revolving Loans) made during such period and all payments of Indebtedness for the deferred purchase price of any property or services (including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with any future (i.e. occurring after the Eighteenth Amendment Date) acquisition or sale or other disposition of assets) and Capital Leases (including, without duplication of items (a) and (b) of this definition but otherwise without limitation, the interest component with respect to Indebtedness under Capital Leases) made during such period, plus (c) all dividends, distributions, repurchases and redemptions in respect of Capital Stock paid in cash during such period.

(d)           By deleting clause (h) of the definition of "Indebtedness" contained in Section 1.33 of the Loan Agreement and by substituting in lieu thereof the following:

(h) all obligations, liabilities and indebtedness of such Person arising under any Swap Agreement and

(e)           By deleting the definition of "Loans" contained in Section 1.43 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.43           "Loans" shall mean, collectively, the Revolving Loans, the Term Loan and the Real Estate Term Loan.

(f)           By deleting the definition of "Revolving Loan Limit" contained in Section 1.59 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.59           "Revolving Loan Limit" shall mean the amount of $25,000,000.

(g)           By deleting the second sentence of the definition of "Reserves" contained in Section 1.58 of the Loan Agreement and by substituting in lieu thereof the following:

Without limiting the generality of the foregoing, the term "Reserves" as used herein shall include, without limitation, (a) Dilution Reserves, (b) at any time that the Fixed Charge Coverage Ratio, measured as of the last day of the immediately preceding month for the twelve month period then ending, is less than 1.25 to 1.00, the aggregate amount of Borrower's payroll for a period of two weeks with respect to all drivers employed or contracted by Borrower, (c) the Disposed Vehicle Reserve, and (d) the Swap Agreements Reserve.

(h)           By deleting the definition of "LIBOR Market Index Rate" contained in Section 1.74 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.74           "LIBOR Market Index Rate" shall mean, for any date of determination, the per annum rate of interest equal to the rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for three (3) month U.S. Dollar deposits at approximately 11:00 a.m. (London time) on such date, or, if such date is not a Business Day, then the immediately preceding Business Day (or, if not so reported, then as determined by Lender from another recognized source or interbank quotation); provided, however, that, if more than one rate is specified on Reuters Screen LIBO Page, then the applicable rate shall be the arithmetic mean of all such specified rates.

(i)           By deleting the definition of "Maximum Credit" contained in Section 1.45 of the Credit Agreement and substituting in lieu thereof the following:

1.45           "Maximum Credit" shall mean, at any time, the Revolving Loan Limit plus the outstanding principal balance at such time of the Term Loan plus the outstanding principal balance at such time of the Real Estate Term Loan.

(j)           By adding the following clause immediately following clause (m) in the definition of "Eligible Inventory" contained in Section 1.71 of the Loan Agreement:

", and (n) Inventory purchased from Chevron/Texaco"

(k)           By adding the following new Sections 1.76, 1.87, 1.88, 1.89, 1.97, 1.98, 1.99, 1.100, 1.101, 1.102 and 1.103, 1.104, 1.105, 1.106, 1.107 and 1.108, to the Loan Agreement, in proper numerical sequence:

1.76           "Reserved".

1.87           "Designated Account" shall mean Borrower's account at Lender as listed in the documents to be executed in conjunction with the Loan Management Service.

1.88           "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA for such period minus (A) the amount of all Capital Expenditures incurred during such period, to the extent not financed by Indebtedness permitted under this Agreement for such purpose, minus (B) the amount of all taxes that are based on (or measured by) income, to the extent that such taxes are paid in cash during such period and are used or included in the determination of Net Income for such period, or any other period, to (ii) Fixed Charges for such period.

1.89           "Loan Management Service" means Lender's proprietary automated loan management program currently known as "Loan Manager" and any successor service or product of Lender which performs similar services.

1.97           "Lufkin Real Property" means that certain improved real property located at 2509 W. Frank Avenue, Lufkin, Texas.

1.98           "Lufkin Real Property FMV" means an amount equal to the appraised fair market value of the Lufkin Real Property as determined by Lender based upon the Lufkin Real Property Appraisal.

1.99           "Lufkin Real Property Appraisal" means any appraisal of the Lufkin Real Property, to be in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely.

1.100           "Mortgage" means a mortgage, deed of trust, deed to secure debt or other, similar instrument pursuant to which Lender shall be granted a Lien on real property, to be in form and content satisfactory to Lender.

1.101           "Nineteenth Amendment" shall mean that certain Nineteenth Amendment to Loan and Security Agreement, dated September 27, 2011, by and among Borrower and Lender.

1.102           "Nineteenth Amendment Date" shall mean September 27, 2011.

1.103           "Real Estate Term Loan" shall mean a term loan made by or on behalf of Lender to Borrower as provided for in Section 2.4, subject to all the terms and conditions applicable thereto.

1.104           "Real Estate Term Loan Amount" shall mean the least of (i) $1,300,000, (ii) 70% of the Lufkin Real Property FMV and (iii) 100% of cost of the Lufkin Real Property.

1.105           "Real Estate Term Loan Funding Date" shall mean the date on which the Real Estate Term Loan Conditions have been satisfied and which date shall be no later than December 2, 2011.

1.106           "Real Estate Term Loan Conditions" means, with respect to the Real Estate Term Loan requested by Borrower pursuant to Section 2.4, each of the conditions set forth in Section 4.2 of the Loan Agreement and each of the following conditions:

(a)           at the time of funding the Real Estate Term Loan, no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Real Estate Term Loan;

(b)           Lender shall have received the duly executed Real Estate Term Note from Borrower;

(c)           Lender shall have completed its due diligence with respect to Borrower's acquisition of the Lufkin Real Property, including, without limitation, Lender's receipt, review and approval of a flood certification showing the flood plain designation of the Lufkin Real Property, the Lufkin Real Property Appraisal, and an acceptable environmental phase I (and if appropriate, phase II) audit and tests of the Lufkin Real Property conducted by an independent environmental engineering firm acceptable to Lender, including the form, scope and methodology of such audit and tests, confirming that Borrower is in compliance with all material applicable environmental laws and the absence of any material environmental problems along with a reliance letter from the entity conducting such Phase I audit, allowing Lender to rely on the contents thereof, in form and substance satisfactory to Lender;

(d)           Lender shall have received a Mortgage with respect to the Lufkin Real Property and the other Collateral located thereon or affixed thereto duly executed and delivered to Lender (or to the title insurance company for recordation pursuant to an escrow arrangement acceptable to Lender) by each of the signatories thereto in form and substance satisfactory to Lender, and Borrower shall be in compliance with all of the terms thereof;

(e)           Lender shall have received certificates of insurance with respect to property insurance policies in form reasonably acceptable to Lender as required by Section 9.5 of the Loan Agreement and all insurance required by the Mortgage encumbering the Lufkin Real Property, and loss payable endorsements on Lender's standard form of loss payee endorsement naming Lender as mortgagee with respect to each such policy;

(f)           Lender shall have received, reviewed and found acceptable a fully paid mortgagee title insurance policy (or binding commitment to issue a title insurance policy, marked to Lender's satisfaction to evidence the form of such policy to be delivered), in standard ALTA form, issued by a title insurance company satisfactory to Lender, in an amount equal to not less than the fair market value of the Lufkin Real Property, subject to the Mortgage thereon and with such endorsements as required by Lender, insuring such Mortgage to create a valid Lien on the Lufkin Real Property with no exceptions other than permitted encumbrances (to be defined in the Mortgage) and other exceptions Lender shall have approved in writing;

(g)           Lender shall have received, reviewed and found acceptable a current, as-built survey with respect to each parcel of the Lufkin Real Property, which survey shall indicate the following:  (i) an accurate metes and bounds or lot, block and parcel description of the Lufkin Real Property; (ii) the correct location of all buildings, structures and other improvements on the Lufkin Real Property, including all streets, easements, rights of way and utility lines; (iii) the location of ingress and egress from the Lufkin Real Property, and the location of any set-back or other building lines affecting the Lufkin Real Property; (iv) flood plain certification and (v) a certification by a registered land surveyor in form and substance acceptable to Lender, certifying to the accuracy and completeness of such survey and to such other matters relating to the Lufkin Real Property and survey as Lender shall reasonably require;

(h)           Lender shall have received, reviewed and found acceptable the purchase documents relating to Borrower's purchase of the Lufkin Real Property, and received assurances satisfactory to Lender that all of the transactions contemplated by such purchase documents have been consummated in accordance with the terms and conditions thereof;

(i)           Lender shall have received an Environmental Indemnity Agreement with respect to the Lufkin Real Property duly executed and delivered in form and substance satisfactory to Lender; and

(j)           Lender shall have received from local counsel for Borrower a duly executed and delivered opinion letter regarding the Mortgage encumbering the Lufkin Real Property and covering such matters as Lender requires, which shall be in form and substance satisfactory to Lender and its counsel.

1.107           "Real Estate Term Note" shall have the meaning ascribed to such term in Section 2.4.

1.108           "Swap Agreements Reserve" shall mean a Reserve in amounts established by Lender in respect of any Swap Agreement between Borrower and Lender or an affiliate of Lender which are outstanding from time to time, equal to not less than 110% of the mark-to-market exposure of Borrower in regard thereto.

(l)           By adding the following new Section 2.4 to the Loan Agreement, immediately following the end of existing Section 2.3:

2.4           Real Estate Term Loan.  (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make a Real Estate Term Loan to Borrower in the original principal amount of the Real Estate Term Loan Amount.  The Real Estate Term Loan shall be (i) evidenced by a term note in such original principal amount (substantially in the form of Exhibit A to the Nineteenth Amendment) duly executed and delivered by Borrower to Lender on the date of disbursement of the Real Estate Term Loan (the "Real Estate Term Note"), (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Real Estate Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral and a Mortgage on the Lufkin Real Property.

(b)           The principal amount of the Real Estate Term Loan shall be repaid in consecutive equal monthly installments (or earlier as provided herein), based on the original principal amount thereof divided by 180, payable on the first day of each month commencing on the first day of the month following the Real Estate Term Loan Funding Date.  The last installment shall be in the amount of the entire unpaid balance of the Real Estate Term Loan.  Notwithstanding anything to the contrary contained herein, the entire unpaid balance of the Real Estate Term Loan shall be payable on the Renewal Date or, if earlier, the date on which this Agreement is terminated in accordance with the terms hereof.

(c)           At Lender's request, up to once per year, and at any other time or times as Lender requests after an Event of Default, Borrower shall, at its expense, deliver or cause to be delivered to Lender a then current Lufkin Real Property Appraisal and  if, on the date of the Lender's receipt of the applicable Lufkin Real Property Appraisal, the principal balance of the Real Estate Term Loan exceeds the Required LTV Percentage (as defined below) of the Lufkin Real Property FMV, then, Borrower shall prepay the balance of the Real Estate Term Loan in the amount of such excess, in the inverse order of its maturity, within ten (10) Business Days after Lender delivers written notice to Borrower of the existence of such circumstance and the amount of such excess. As used herein with respect to the Real Estate Term Loan and the Lufkin Real Property, "Required LTV Percentage" means seventy percent (70%).

(m)           By deleting Section 3.4 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

3.4           Unused Line Fee.  Borrower shall pay to Lender monthly an unused line fee at the per annum rate equal to 0.375% of the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(n)           By deleting clause (iii) of Section 5.2(d) of the Loan Agreement in its entirety and substituting in lieu thereof the following:

on or before the opening of such deposit account, Borrower shall as Lender may require, specifically comply with Section 6.3(a) in regard thereto.

(o)           By deleting Section 6.3(a) of the Loan Agreement in its entirety and substituting in lieu thereof the following:

(a)           Borrower shall maintain its primary cash management system and deposit accounts (including lockboxes and all deposit accounts into which collections of Accounts are directed (its "Blocked Accounts")) at Lender. Borrower shall promptly deposit, and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral, in the identical form in which such payments are made, whether by cash, check or other manner, into such Blocked Accounts. All items received or deposited into a Blocked Account are the property of Lender, and, except as otherwise provided in this Agreement, Lender will wire, or otherwise transfer, on a daily basis, all available funds received or deposited into the Blocked Account to such operating account or other account of Borrower or Lender as Borrower may specify in writing to Lender in accordance with Section 12.3 hereof. Without limiting any other rights or remedies of Lender, Lender may transfer all available funds received or deposited into the Blocked Accounts to the Lender Payment Account at any time that either: (i) a Default exists (and if curable, such Default is not cured within five (5) days), (ii) an Event of Default shall exist or have occurred and be continuing, or (iii) upon Lender's written notice that Excess Availability is less than $3,000,000. In the event that at any time after Lender has elected to transfer funds to the Lender Payment Account pursuant to clause (iii) above, Borrower maintains Excess Availability of no less than $3,000,000 for a period of ninety (90) consecutive days, then upon Borrower's written request received by Lender after the end of such ninety (90) day period, Lender shall thereafter transfer the funds on deposit in such accounts to such operating account or other account of Borrower or Lender as Borrower may specify in writing to Lender in accordance with Section 12.3 hereof until such time as Lender is entitled to otherwise transfer the available funds to the Lender Payment Account as provided above. At any time that Lender is entitled to transfer payments to the Lender Payment Account as provided above, Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise, shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations. Any accounts other than the Blocked Accounts shall be at a bank or financial institution acceptable to Lender and any such account shall be subject to a Deposit Account Control Agreement, in form and substance satisfactory to Lender.

(p)           By deleting Section 6.5 of the Loan Agreement in its entirety and substituting in lieu thereof the following:

6.5           Authorization to Make Loans.

(a)           So long as Lender has not separately agreed to allow Borrower to use the Loan Management Service, Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:30 a.m., Miami, Florida time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day, All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

(b)           If Lender has separately agreed that Borrower may use the Loan Management Service, Borrower shall not request and Lender shall not honor requests for Loans made in accordance with Section 6.5(a) and all Loans will be automatically initiated by Lender and credited to the Designated Account as Loans as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to availability as provided in Section 2.1.  If Lender terminates Borrower's access to the Loan Management Service, Borrower may continue to request Loans as provided in Section 6.5(a), subject to the other terms and conditions of this Agreement.  Lender shall have no obligation to make a Loan through the Loan Management Service after the occurrence of an Event of Default, or in an amount in excess of availability under Section 2.1, and may terminate the Loan Management Service at any time in its sole discretion.

(q)           By deleting Section 9.9(d) of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

(d)           Indebtedness of Borrower under any Swap Agreement; provided, that, such Swap Agreement is either (i) with Lender or any Affiliate of Lender or (ii) with a bank or other financial institution that has combined capital and surplus and undivided profits of not less than $250,000,000 and is not for speculative purposes and such Indebtedness shall be unsecured;

(r)           By deleting Section 9.19(f) of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

(f) all out-of-pocket expenses and costs from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $125 per person per hour for Lender's examiners in the field and office; provided, however, that, in the absence of an Event of Default, Lender shall conduct no more than three (3) such examinations in any twelve (12) month period, exclusive of acquisition preliminary examinations and take-over examinations; and

(s)           By deleting Section 9.21 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

9.21           Fixed Charge Coverage Ratio.  Borrower shall not permit its Fixed Charge Coverage Ratio, measured as of the last day of each month for the period of 12 months then ended, to be less than 1.1 to 1.0.

(t)           By deleting the first sentence of Section 12.1(a) of the Loan Agreement and by substituting in lieu thereof the following:

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect, unless sooner terminated pursuant to the terms hereof, for a term ending on September 27, 2016 (the "Renewal Date").

(u)           By deleting Section 12.1(c) of the Loan Agreement and by substituting in lieu thereof the following:

(c)           If for any reason this Agreement is terminated prior to September 27, 2014, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee equal to one-half percent (0.5%) of the Maximum Credit.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

(v)           The Loan Agreement and each of the other Financing Agreements are hereby amended by deleting each reference to "Wachovia" and "Wachovia Bank, National Association" or words of similar import and by substituting in lieu thereof references to "Wells Fargo" and "Wells Fargo Bank, National Association", as the context requires.

(w)           By deleting the notice address for Lender set forth in Section 12.3 of the Loan Agreement and by substituting in lieu thereof the following:

If to Lender:	Wells Fargo Bank, National Association
110 East Broward Boulevard
Suite 1100
Fort Lauderdale, FL 33301
Attention: SMF Energy Loan Administration
Facsimile No.: (954) 467-5520

3.           Borrower hereby reaffirms the grant of, and hereby grants, the security interest in property described in and pursuant to the Loan Agreement.  As security for the prompt payment and performance of all of the Obligations, Borrower hereby grants and re-grants to Lender a continuing security interest in, and lien upon all, and right of setoff against, and hereby assigns and re-assigns to Lender as security, all personal and real property and fixtures, and interests in real and personal property and fixtures, of Borrower, whether now owned or hereafter acquired or existing, and wherever located.

4.           Borrower hereby ratifies and reaffirms the Obligations, each of the Financing Agreements and all of Borrower's covenants, duties, indebtedness and liabilities under the Financing Agreements.

5.           To induce Lender to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby acknowledges and stipulates that the Loan Agreement and the other Financing Agreements executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and, to the extent that there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); and the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens.

6.           To induce Lender to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby represents and warrants to Lender that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and, except as may have been disclosed in writing by Borrower to Lender prior to the date hereof, each of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

7.           In consideration of Lender's willingness to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby agrees to pay to Lender (i) a nonrefundable amendment and commitment fee (the "Amendment Fee") in the amount of one hundred thousand dollars ($100,000) in immediately available funds on the date hereof, which shall be fully earned on the date hereof, and (ii) on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment, the documentation and security for and funding of the Real Estate Term Loan and any other Financing Documents executed or delivered pursuant hereto or in connection with the Real Estate Term Loan and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.  Without limiting the generality of the foregoing, Borrower hereby agrees to pay, or to reimburse Lender for the payment of, any documentary stamps, intangibles recording taxes, cost of appraisals and environmental reports or other amounts required to be paid by Borrower or Lender in connection with this Amendment, recording of any Mortgage, the Real Estate Term Note or any other agreement, instrument or document executed or delivered in connection therewith or the transactions contemplated thereby.

8.           The effectiveness of each of the amendments to the Loan Agreement set forth in this Amendment is subject to the satisfaction of each of the following conditions precedent, in each case in form and substance satisfactory to Lender:

(a)	Lender shall have received duly executed and delivered counterparts of this Amendment and the attached Acknowledgment and Agreement of Guarantor from Borrower and Guarantor, respectively;

(b)
Lender shall have received duly executed and delivered Closing and Incumbency Certificates from Borrower and Guarantor, together with resolutions of the board of directors of Borrower and Guarantor, and certificates of good standing issued as of a recent date by each state in which Borrower and Guarantor, respectively, are required to be qualified in order to operate their businesses as currently conducted;

(c)	Lender shall have received such other documents, instruments and agreements as Lender requires, all of which shall be in form and substance satisfactory to Lender;

(d)	Lender shall have received full payment of the Amendment Fee; and

(e)	no Default or Event of Default shall exist or occur on the date hereof.

9.           Post Closing Covenant. Borrower hereby acknowledges and agrees to deliver or cause to be delivered to Lender each of the following:

(i) Within thirty (30) days after the date of this Amendment, an updated Information Certificate in form and substance satisfactory to Lender. Borrower further acknowledges and agrees that based on such Information Certificate Lender may order updated lien searches with respect to Borrower, Guarantor and their respective assets, and Lender shall be satisfied that, after giving effect to the transactions contemplated hereby, the Collateral shall not be encumbered by any security interests, liens or other encumbrances other than as permitted by Section 9.8 of the Loan Agreement, after giving effect to this Amendment; and

(ii) Within sixty (60) days after the date of this Amendment, at Borrower's expense, written appraisals as to the Vehicles, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely.

10.           Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

11.           This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.           This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to its conflict of laws principles.

13.           Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Financing Agreements, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

14.           This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any manually-executed signature page delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature page hereto.  Any party delivering a manually-executed counterpart of this Amendment by facsimile or other electronic transmission shall also deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

15.           To induce Lender to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby releases and forever discharges Lender and each and every one of its directors, officers, employees, representatives, legal counsel, agents, parents, subsidiaries and affiliates, and persons employed or engaged by them, whether past or present (hereinafter collectively referred to as the "Lender Releasees"), of and from all actions, agreements, damages, judgments, claims, counterclaims, and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, at law or in equity, which Borrower had, now has, or may at any time have against the Lender Releasees, or any of them, for, upon or by reason of any matter, cause or thing whatsoever to the date of this Amendment, whether arising out of, related to or pertaining to the Obligations, the Financing Agreements or otherwise, including, without limitation, the negotiation, closing, administration and funding of the Obligations or the Financing Agreements.  Borrower acknowledges that this provision is a material inducement for Lender entering into this Amendment and that this provision shall survive the payment in full of all Obligations and the termination of all Financing Agreements.

16.           To the fullest extent permitted by applicable law, each party hereto hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank - signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers on the day and year first above written.

"LENDER":

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Pat Cloninger
Name: Pat Cloninger
Title: Vice President

"BORROWER":

SMF ENERGY CORPORATION

By:	/s/ Michael S. Shore
Name: Michael S. Shore
Title: Chief Financial Officer & Sr. Vice President

SMF SERVICES, INC.

By:	/s/ Michael S. Shore
Name: Michael S. Shore
Title: Chief Financial Officer & Sr. Vice President

H & W PETROLEUM COMPANY, INC.

By:	/s/ Michael S. Shore
Name: Michael S. Shore
Title: Chief Financial Officer & Sr. Vice President

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned: (1) acknowledges and confirms that Lender's loans, advances and credit to Borrower have been, are and will continue to be of direct economic benefit to the undersigned, (2) acknowledges that it has previously waived any right to consent to the foregoing Amendment or any future amendment to the Loan Agreement but, nevertheless, consents to all terms and provisions of the foregoing Amendment that are applicable to it, and agrees to be bound by and comply with such terms and provisions, and (3) acknowledges and confirms that its guaranty in favor of Lender executed in connection with the Loan Agreement is valid and binding and remains in full force and effect in accordance with its terms (without defense, setoff or counterclaim against enforcement thereof), which include, without limitation, its guaranty in connection with the Loan Agreement, as modified by the foregoing Amendment.

"GUARANTOR":

STREICHER REALTY, INC., a Florida corporation

By:	/s/ Michael S. Shore
Name: Michael S. Shore
Title: Chief Financial Officer & Sr. Vice President

EXHIBIT A

Form of Real Estate Term Note

[U.S. $____________]	[__________, 2011]

FOR VALUE RECEIVED, the undersigned, SMF ENERGY CORPORATION, a Delaware corporation ("SMF"), SMF SERVICES, INC., a Delaware corporation ("SSI"), and H & W PETROLEUM COMPANY, INC., a Texas corporation ("H & W" and, together with SMF and SSI, collectively, "Borrower"), hereby unconditionally promise, on a joint and several basis, to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association and successor by merger to Wachovia Bank, National Association  (together with any subsequent holder hereof, the "Holder"), the principal sum of [___________________ ($___________)], or so much thereof as represents the outstanding principal amount of the Real Estate Term Loan pursuant to the terms of the Loan Agreement (as defined below), on the dates on which such outstanding principal amounts become due and payable pursuant to Section 2.4 of the Loan Agreement, in strict accordance with the terms thereof.  Borrower likewise unconditionally promise, on a joint and several basis, to pay to Holder interest from and after the date hereof on the unpaid principal balance hereof at such interest rates, payable at such times and computed in such manner as are specified in Section 3.1 of the Loan Agreement, in strict accordance with the terms thereof.

This Real Estate Term Note (as at any time amended, restated, supplemented, extended or otherwise modified, this "Note") is issued pursuant to, and is the "Real Estate Term Note" referred to in, the Loan and Security Agreement dated September 26, 2002, between Borrower and Holder, as lender (as at any time amended, restated, supplemented, extended or otherwise modified, the "Loan Agreement"), and Holder is and shall be entitled to all benefits thereof and of the other Financing Agreements executed and delivered in connection therewith.  This Note is subject to certain restrictions on transfer or assignment as provided in the Loan Agreement.  Capitalized terms used in this Note, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

This Note is subject to mandatory prepayment in accordance with the provisions of Section 2.4 of the Loan Agreement.  Notwithstanding anything to the contrary contained herein, the entire unpaid principal balance of and all accrued interest on this Note shall be due and payable immediately upon the Renewal Date or, if earlier, the date on which the Loan Agreement is terminated in accordance with the terms thereof.

All payments of principal and interest shall be made in U.S. Dollars and in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become)  due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in the definition of "Interest Rate" contained in Section 1 of the Loan Agreement.  The undersigned hereby agree, on a joint and several basis, to pay, and save Holder harmless against any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys' fees, if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds of the Real Estate Term Loan or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the Real Estate Term Loan exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Holder, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal but shall not be applied to the payment of interest.  It is the intent hereof that Borrower not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy.  Holder, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower.  Borrower hereby agrees that, without releasing or impairing Borrower's liability hereunder, Holder may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Holder and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Florida.

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officers on the date first above written.

ATTEST:	SMF ENERGY CORPORATION

Name:	By:
Title:	Name:
Title:

ATTEST:	SMF SERVICES, INC.

Name:	By:
Title:	Name:
Title:

ATTEST:	H & W PETROLEUM COMPANY, INC.

Name:	By:
Title:	Name:
Title: